Exhibit 3.1
CERTIFICATE OF MERGER
OF
GULFMARK OFFSHORE, INC.
WITH AND INTO
NEW GULFMARK OFFSHORE, INC.
(Under Section 251 of the General Corporation Law of the State of Delaware)
     New GulfMark Offshore, Inc., a Delaware corporation, hereby certifies that:
     1. The name and state of incorporation of each of the constituent corporations are as follows:
          a. GulfMark Offshore, Inc., a Delaware corporation (“GulfMark”); and
          b. New GulfMark Offshore, Inc., a Delaware corporation (“New GulfMark”).
     2. The Agreement and Plan of Reorganization, dated as of October 14, 2009, by and between GulfMark and New GulfMark providing for the merger of GulfMark into New GulfMark (the “Agreement of Merger”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 (and, with respect to New GulfMark, by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.
     3. The name of the surviving corporation is New GulfMark Offshore, Inc. (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the merger to be “GulfMark Offshore, Inc.”.
     4. The Certificate of Incorporation of New GulfMark as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation, except that as a result of the merger, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to substitute the words “GulfMark Offshore, Inc.” for the words “New GulfMark Offshore, Inc.”.
     5. The executed Agreement of Merger is on file at an office of the Surviving Corporation at 10111 Richmond Avenue, Suite 340, Houston, Texas 77042.
     6. A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.
     7. This Certificate of Merger shall become effective at 8:00 a.m. Eastern Standard Time on February 24, 2010.

     IN WITNESS WHEREOF, New GulfMark Offshore, Inc. has caused this Certificate of Merger to be signed by a duly authorized officer this 23rd day of February, 2010.

NEW GULFMARK OFFSHORE, INC.
By:	/s/ Quintin V. Kneen
	Name:	Quintin V. Kneen
	Title:	Chief Financial Officer and Secretary

2

CERTIFICATE OF INCORPORATION
OF
NEW GULFMARK OFFSHORE, INC.
     The undersigned, for purposes of incorporating a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:
ARTICLE I
Name
The name of the corporation is New GulfMark Offshore, Inc. (the “Corporation”).
ARTICLE II
Registered Office and Agent
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
Purpose
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
Capitalization
     1. Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 122,000,000 shares of capital stock consisting of: 2,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”); 60,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”); and 60,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”).
     2. Preferred Stock. (a) Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
     (i) The number of shares constituting that series and the distinctive designation of that series;
     (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
     (iii) Whether that series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the terms of such voting rights;
     (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
     (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
     (viii) Any other relative rights, preferences and limitations of that series (including, without limitation, the application, if any, of the Maritime Ownership Requirements (as defined in Article IX) to such series).
     (b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this certificate of incorporation (including any certificate of designations setting forth a resolution of the Board of Directors regarding the powers, preferences and rights of a series of Preferred Stock, this “Certificate of Incorporation”), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of outstanding capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, as amended, or any successor statute thereto.

     3. Common Stock. (a) Subject to the limitations of the provisions in this Certificate of Incorporation or applicable law, the Common Stock shall have all rights ordinarily associated with shares of common stock under the General Corporation Law of the State of Delaware, including but not limited to general voting rights, general rights to dividends and other distributions (upon liquidation or otherwise) and, except as otherwise provided in this Certificate of Incorporation, the rights of the Class A Common Stock and Class B Common Stock shall be identical. Except as set forth in Article IX, each record holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. Except as may be provided in this Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall have the exclusive right to vote in the election of directors and for all other purposes.
     (b) Each share of Class A Common Stock shall be subject to the provisions of Article IX. Initially, the shares of Class B Common Stock may only be issued upon conversion of all outstanding and treasury shares of Class A Common Stock into shares of Class B Common Stock. Each outstanding and treasury share of Class A Common Stock will be automatically converted into one outstanding or treasury share of Class B Common Stock, as the case may be, in the event that the Board of Directors determines that either:
     (i) the Maritime Ownership Requirements no longer apply to the Corporation or have been amended so that the provisions contained in Article IX are no longer necessary; or
     (ii) the elimination of the provisions contained in Article IX is in the best interests of the Corporation and its stockholders.
     Promptly following any such determination by the Board of Directors, the Corporation shall publicly announce the fact of such determination and the conversion of outstanding and treasury shares of Class A Common Stock into outstanding or treasury shares of Class B Common Stock, as the case may be.
     (c) Upon conversion of outstanding and treasury shares of Class A Common Stock into outstanding or treasury shares of Class B Common Stock, as the case may be, such shares of Class A Common Stock shall be canceled, shall no longer be outstanding and shall not be reissued.
     (d) The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of outstanding capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, as amended, or any successor statute thereto.
     4. General. The Corporation shall be entitled to treat the person in whose name any share of its capital stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law or Article IX.
ARTICLE V
Board of Directors
     1.  Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three (3) and not more than fifteen (15). The number of directors initially shall be three (3). Subject to the previous sentence and to the special rights of the holders of any class or series of capital stock of the Corporation to elect directors, the precise number of directors shall be fixed in such manner as may be prescribed by the Bylaws of the Corporation.
     2.  Citizenship Requirements for Directors. So long as shares of Class A Common Stock remain outstanding, not more than a minority of the directors comprising the minimum number of members of the Board of Directors necessary to constitute a quorum of the Board of Directors (or such other portion thereof as the Board of Directors may determine to be necessary under U.S. Maritime Law (as defined in Article IX) in order for the Corporation to continue as a U.S. Maritime Company (as defined in Article IX)) shall be Non-U.S. Citizens (as defined in Article IX), such minority being equal to the greatest whole number that is less than half of the minimum number of directors necessary to constitute a quorum of the Board of Directors.
ARTICLE VI
Incorporator; Initial Board of Directors
     1. The name and mailing address of the incorporator of the Corporation is Quintin V. Kneen, 10111 Richmond Avenue, Suite 340 Houston, Texas 77042.
     2. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as the initial Board of Directors shall be as follows:

Name	Address
Bruce A. Streeter	10111 Richmond Avenue, Suite 340 Houston, Texas 77042

Name	Address
John E. Leech	10111 Richmond Avenue, Suite 340 Houston, Texas 77042
Quintin V. Kneen	10111 Richmond Avenue, Suite 340 Houston, Texas 77042
ARTICLE VII
Limitation of Director Liability;
Indemnification and Advancement of Expenses
     1. Limitation of Director Liability. To the fullest extent that the General Corporation Law of the State of Delaware or any other applicable law, in each case, as it presently exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Section 1 of Article VII shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
     2. Indemnification and Advancement of Expenses. (a) The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent and in the manner permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (b) of this Section 2 of Article VII, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors. No amendment to, or modification or repeal of, this Section 2 of Article VII shall adversely affect any right or protection of an Indemnitee existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
     (b) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.
     (c) Any right to indemnification or to advancement of expenses of any Indemnitee arising under this Section 2 of Article VII shall not be eliminated or impaired by an amendment to or repeal of this Certificate of Incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought.
ARTICLE VIII
Meetings of Stockholders
     1.  Action by Written Consent. Except as otherwise provided for or fixed in any certificate of designations relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at a duly called annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, in accordance with the procedures set forth in the Bylaws of the Corporation.
     2.  Election of Directors Need Not Be by Written Ballot. Election of directors need not be by written ballot.
ARTICLE IX
Maritime Ownership Requirements
     1.  Definitions. For purposes of this Article IX, the following terms shall have the following meanings:
     “ Charitable Beneficiary” shall mean, with respect to a Trust, one or more Charitable Organizations designated by the Corporation from time to time by written notice to the Trustee of such Trust to be the beneficiaries of such Trust.
      “Charitable Organization” shall mean any nonprofit organization that is a U.S. Citizen and qualifies under Section 501(c)(3) of the Code; provided that any contributions to such organization are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
      “Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.
     “Deemed Original Issuance Price” shall have the meaning ascribed to such term in Section 7(c)(iv) of this Article IX.

     “Disqualified Person” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
     “Disqualified Recipient” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
     “Entity” shall have the meaning ascribed to such term in the definition of “Person” in this Section 1 of Article IX.
     “Excess Shares” shall have the meaning ascribed to such term in Section 5 of this Article IX.
     “Excess Share Date” shall have the meaning ascribed to such term in Section 5 of this Article IX.
     “Fair Market Value” of the Class A Common Stock as of any date shall mean the average of the closing sales prices of shares of Class A Common Stock on the New York Stock Exchange during the fifteen (15) trading days immediately prior to the such date, except that, if such shares are not traded on the New York Stock Exchange, then Fair Market Value shall mean the average of the closing sales prices of such shares as quoted on any other national securities exchange selected by the Corporation and on which such shares of Class A Common Stock are listed or, if not so listed, the mean between the representative bid and ask prices as quoted by a generally recognized reporting system on each of such fifteen (15) trading days and, if not so quoted, as may be determined in good faith by the Board of Directors.
     “Maritime Ownership Requirements” shall mean the citizenship requirements of U.S. Maritime Law applicable to U.S. Maritime Companies to be eligible to operate a vessel in the coastwise trade or to obtain a coastwise endorsement.
     “Maximum Permitted Percentage” shall mean Ownership of twenty-two percent (22%) of the total number of issued and outstanding shares of Class A Common Stock; provided that if the Maritime Ownership Requirements are amended to change the number or percentage of shares of Class A Common Stock that Non-U.S. Citizens may Own, the Maximum Permitted Percentage shall be deemed to be changed, without any action on the part of the Corporation or the stockholders, to a percentage that is three (3) percentage points less than the percentage that would cause the Corporation to violate the Maritime Ownership Requirements after such amendment and, promptly thereafter the Corporation shall publicly announce such change; provided further that to the extent the Corporation is subject to any United States Federal law that restricts the Ownership of shares of capital stock of the Corporation by Non-U.S. Citizens, then the Board of Directors may determine to impose such restrictions and other provisions that are substantially consistent with such applicable law on Ownership of the shares of capital stock of the Corporation (provided that such restrictions and other provisions, collectively, are no more restrictive than the restrictions and other provisions, collectively, in this Article IX then applicable), and promptly thereafter the Corporation shall publicly announce the fact of such determination and the changes.

     “Non-U.S. Citizen” shall mean any Person that is not a U.S. Citizen.
     A Person shall be deemed to be the “Owner” of, or to “Own” or to have “Ownership” of, shares of capital stock of the Corporation, if such Person holds, directly or indirectly, of record or beneficially owns (as determined under Regulation 13D (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended, or any successor statute thereto) shares of capital stock of the Corporation or has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of capital stock of the Corporation, under any contract, understanding or other means; provided that a Person shall not be deemed to be the “Owner” of, or to “Own” or to have “Ownership” of, shares of capital stock of the Corporation if the Board of Directors determines, in good faith, that such Person is not an owner of such shares in accordance with and for purposes of Sections 50501 and 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto.
     “Person” shall mean any natural person or any partnership, corporation, limited liability company, organization, governmental subdivision or agency, business trust, estate, trust, joint venture or other entity (each, an “Entity”).
     “Proposed Transfer” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
     “Proposed Transfer Price” shall have the meaning ascribed to such term in Section 7(c)(ii) of this Article IX.
     “Proposed Transferee” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
     “Redemption Date” shall have the meaning ascribed to such term in Section 8(c)(iii) of this Article IX.
     “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than ten (10) years from the date of issuance and bearing interest at a fixed rate equal to the yield on the United States Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.
     “Redemption Notice” shall have the meaning ascribed to such term in Section 8(c)(iii) of this Article IX.
     “Redemption Price” shall have the meaning ascribed to such term in Section 8(c)(i) of this Article IX.
     “Restricted Person” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
     “Status Change” shall have the meaning ascribed to such term in Section

6(a) of this Article IX.
     “Status Change Price” shall have the meaning ascribed to such term in Section 7(c)(iii) of this Article IX.
     “transfer” shall have the meaning ascribed to such term in Section 4(a) of this Article IX.
      “Trust” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
      “Trustee” shall have the meaning ascribed to such term in Section 6(a) of this Article IX.
     “U.S. Citizen” shall mean any Person that meets the definition of a citizen of the United States under U.S. Maritime Law applicable to a U.S. Maritime Company eligible to operate a vessel in the coastwise trade, including, without limitation, (1) any natural person who is a citizen of the United States pursuant to the terms and provisions of Section 104 of Title 46 of the United States Code, as amended, or any successor statute thereto; (2) any Entity deemed to be a citizen of the United States for the purpose of being eligible to operate a vessel in the coastwise trade pursuant to the terms and provisions of Sections 50501 and 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto; provided that successors and assigns of any such Entities, which would otherwise be deemed to be U.S. Citizens under Section 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto, must qualify as U.S. Citizens in their own right; and (3) any Person that qualifies as a citizen of the United States for the purpose of obtaining a coastwise endorsement pursuant to Subpart C of Part 67 of Title 46 of the Code of Federal Regulations, as amended (Citizenship Requirements for Vessel Documentation), or any successor statute thereto.
     “U.S. Maritime Company” means any Person in the maritime business that (whether directly or indirectly) conducts any activity, takes any action, or receives any benefit described in the next sentence that would be adversely affected under any provision of U.S. Maritime Law by virtue of such Person’s status as a Non-U.S. Citizen or, if applicable, Ownership of such Person’s outstanding equity interests by a Non-U.S. Citizen. Such activities, actions or benefits include, without limitation: (1) owning, operating or documenting vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (2) owning or operating any vessel built with construction differential subsidies from the United States government (or any agency thereof); (3) being a party to a maritime security program agreement with the United States government (or any agency thereof) on account of ships owned, chartered or operated by it; (4) owning, chartering, subchartering or leasing any vessel where the costs of construction, renovation or reconstruction have been financed, in whole or in part, by obligations insured, guaranteed or assumed under Title XI of the Merchant Marine Act of 1936, as amended (46 U.S.C. Chapter 537 — Loans and Guarantees), or any successor statute thereto; (5) operating vessels under agreement with the United States government (or any agency thereof); or (6) maintaining a capital construction fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended (46 U.S.C. Chapter 535 — Capital Construction Funds), or any successor statute thereto.
     “U.S. Maritime Law” means Title 46 of the United States Code, and such other United States admiralty, maritime, shipping and vessel documentation laws, any predecessor statutes thereto (including, without limitation, the Shipping Act of 1916, the Merchant Marine Act of 1920 and the Merchant Marine Act of 1936) that remain in effect through grandfather provisions or otherwise, and any successor statutes thereto, together with the rules and regulations promulgated thereunder and the practices of the governmental agencies enforcing, administering and interpreting such laws, rules and regulations, all as the same may be amended, modified and in effect from time to time.
     2. Maritime Laws. (a) The provisions of this Article IX are intended to assure that the Corporation remains in continuous compliance with the Maritime Ownership Requirements. It is the policy of the Corporation that Non-U.S. Citizens, individually or in the aggregate, shall not Own any shares of Class A Common Stock in excess of the Maximum Permitted Percentage for so long as the Maritime Ownership Requirements apply to the Corporation. The Board of Directors is hereby authorized to effect any and all measures necessary or desirable (consistent with this Certificate of Incorporation and applicable law) to fulfill the purpose and implement the provisions of this Article IX.
     (b) The Corporation shall have the power to determine, in the exercise of its good faith judgment, the citizenship of any Person for the purposes of this Article IX. In determining such citizenship, the Corporation may rely on the stock transfer records of the Corporation and any citizenship certifications and such other documentation required under Section 4(b) of this Article IX and such other written statements and affidavits and such other proof as the Corporation may deem reasonable to fulfill the purpose or implement the provisions of this Article IX. The determination of the Corporation at any time as to the citizenship of any Person for the purposes of this Article IX shall be conclusive.
     3. Stock Certificates. To fulfill the purpose and implement the provisions of this Article IX, the Corporation may take any of the following measures: (i) developing issuance, transfer, redemption, escrow and legend notice provisions and procedures regarding certificated and uncertificated shares of Class A Common Stock (including, without limitation, any such provisions or procedures provided for in clause (iii) of this Section 3 of Article IX); (ii) establishing and maintaining a dual stock certificate system under which different forms of stock certificates representing outstanding shares of Class A Common Stock are issued to U.S. Citizens and Non-U.S. Citizens; and (iii) mandating that all Class A Common Stock certificates issued by the Corporation include the following or other appropriate legend reflecting the provisions of this Article IX or, in the case of uncertificated shares, sending to the record holder thereof a written notice containing the information set forth in the applicable legend within a reasonable time after the issuance or transfer thereof in accordance with Section 151(f) of the General Corporation Law of the State of Delaware, as amended, or any successor statute thereto:
     PURSUANT TO THE TERMS AND PROVISIONS OF ARTICLE IX

OF THE CORPORATION’S CERTIFICATE OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, THE CITIZENSHIP STATUS OF THE HOLDER OF THIS CERTIFICATE IS SUBJECT TO VERIFICATION BY THE BOARD OF DIRECTORS OF THE CORPORATION, THE AMOUNT OF SHARES OF THE CORPORATION’S CLASS A COMMON STOCK THAT MAY BE OWNED (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) BY ONE OR MORE NON-U.S. CITIZENS (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) IS RESTRICTED, TRANSFERS OF SHARES OF THE CORPORATION’S CLASS A COMMON STOCK TO NON-U.S. CITIZENS ARE RESTRICTED, AND THE SHARES OF CLASS A COMMON STOCK REPRESENTED HEREBY OWNED BY NON-U.S. CITIZENS ARE SUBJECT TO MANDATORY SALE OR REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A COPY OF THE CORPORATION’S CERTIFICATE OF INCORPORATION.
     4. Restrictions on Transfers. (a) Any purported transfer, including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law (a “transfer”), of Ownership of any shares of Class A Common Stock (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to Own shares of Class A Common Stock in excess of the Maximum Permitted Percentage, shall be void and ineffective, and, to the extent that the Corporation knows of any such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article IX. In no event shall any such registration or recognition make such purported transfer effective unless the Board of Directors shall have expressly and specifically authorized the same.
     (b) A citizenship certification, and any other documentation as the Corporation or its transfer agent (if any) deems advisable to fulfill the purpose or implement the provisions of this Article IX, may be required by the Corporation or its transfer agent (if any) from all transferees of shares of Class A Common Stock and, if such transferee is acting as a fiduciary, agent or nominee for an Owner, with respect to such Owner, and registration of any transfer shall be denied upon refusal to furnish such certificate or other documentation.
     5. Excess Shares. If on any date (including, without limitation, any record date) (each, an “Excess Share Date”) the number of shares of Class A Common Stock Owned by Non-U.S. Citizens should exceed the Maximum Permitted Percentage, irrespective of the date on which such event becomes known to the Corporation (such shares of Class A Common Stock in excess of the Maximum Permitted Percentage, the “Excess Shares”),

then the shares of Class A Common Stock that constitute Excess Shares for purposes of this Article IX shall be those shares that become Owned by Non-U.S. Citizens, starting with the most recent date of Ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of Ownership, all other Ownership of such shares by Non-U.S. Citizens from and after the Ownership of such shares by a Non-U.S. Citizen that first caused such Maximum Permitted Percentage to be exceeded; provided that (i) the Corporation shall have the sole power to determine, in the exercise of its good faith judgment, the shares of Class A Common Stock that constitute Excess Shares in accordance with the provisions of this Article IX; (ii) the Corporation may, in its good faith discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date on which they came to Own Excess Shares; (iii) if more than one Non-U.S. Citizen comes to Own Excess Shares on the same date, then the order in which such Ownership shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its good faith discretion, deem appropriate; (iv) Excess Shares that result from a determination that an Owner has ceased to be a U.S. Citizen will be deemed to have been Owned, for purposes of this Article IX, as of the date that such Owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of Class A Common Stock deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 5 of Article IX as to which shares of Class A Common Stock constitute Excess Shares shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such shares.
     6. Additional Remedies for Exceeding the Maximum Permitted Percentage. (a) In the event that (i) Section 4(a) of this Article IX would not be effective for any reason to prevent the transfer (a “Proposed Transfer”) of Ownership of any Excess Shares to a Non-U.S. Citizen (a “Proposed Transferee”), (ii) a change in the status (a “Status Change”) of a U.S. Citizen to a Non-U.S. Citizen (a “Disqualified Person”) causes any shares of Class A Common Stock of which such U.S. Citizen is the Owner immediately prior to such change to constitute Excess Shares or (iii) the original issuance by the Corporation (a “Deemed Original Issuance”) of any shares of Class A Common Stock to a Non-U.S. Citizen (a “Disqualified Recipient” and, together with a Proposed Transferee and Disqualified Person, a “Restricted Person”) results in such shares constituting Excess Shares, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee), such Status Change (in the case of such Disqualified Person) or such Deemed Original Issuance (in the case of such Disqualified Recipient), as the case may be, such Excess Shares shall be automatically transferred to a trust (a “Trust”) for the exclusive benefit of a Charitable Beneficiary (designated by the Corporation from time to time by written notice to the Trustee of such Trust) and in respect of which a U.S. Citizen, unaffiliated with either the Corporation or any Owner of such Excess Shares, shall be appointed by the Corporation to serve as the trustee (a “Trustee”), and such Restricted Person shall neither acquire nor have any rights or interests in such Excess Shares transferred into such Trust. Subject to applicable law and compliance with the foregoing provisions of this Section 6 of Article IX, the Excess Shares of multiple Restricted Persons may, in the sole discretion of the Corporation, be transferred into, and maintained in, a single Trust.

     (b) Notwithstanding the provisions of Section 6(a) of this Article IX, if the automatic transfer of any Excess Shares into a Trust pursuant to Section 6(a) of this Article IX would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the number of shares of Class A Common Stock that are Owned by Non-U.S. Citizens from exceeding the Maximum Permitted Percentage, then, in lieu of such automatic transfer into such Trust, such Excess Shares shall be subject to redemption by the Corporation pursuant to Section 8 of this Article IX.
     7. Excess Shares Transferred into Trusts.
     (a) Status of Excess Shares Held by a Trustee. All Excess Shares held by a Trustee shall retain their status as issued and outstanding shares of the Corporation.
     (b) Voting and Dividend Rights. (i) The Trustee of a Trust shall have all voting rights and rights to dividends and any other distributions (upon liquidation or otherwise) with respect to all Excess Shares held in such Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary of such Trust.
          (ii) A Restricted Person with respect to any Excess Shares transferred into a Trust shall (A) neither be entitled to, nor possess, any rights to vote, or any other rights attributable to, such Excess Shares, (B) not profit from the Ownership or holding of such Excess Shares and (C) have no rights to any dividends or any other distributions (upon liquidation or otherwise) with respect to such Excess Shares.
          (iii) Subject to applicable law, effective as of the date that any Excess Shares shall have been transferred into a Trust, the Trustee of such Trust shall have the authority, at its sole discretion, (A) to rescind as void any vote cast by any Restricted Person with respect to such Excess Shares and to revoke any proxy given by any Restricted Person with respect to such Excess Shares, in either case if the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such vote, and (B) to recast such vote and to resubmit a proxy in respect of the vote of such Excess Shares, in accordance with its own determination, acting for the benefit of the Charitable Beneficiary of such Trust; provided, however, that if the Corporation has already taken any corporate action in respect of which such vote was cast, or such proxy was given, by such Restricted Person, or if applicable law shall not permit the rescission of such vote or revocation of such proxy (or such vote to be recast or such proxy to be resubmitted), then the Trustee shall not have the authority to rescind such vote or to revoke such proxy (or to recast such vote or resubmit such proxy).
          (iv) If any dividend or other distribution (upon liquidation or otherwise) with respect to any Excess Shares held in a Trust has been received by a Restricted Person with respect to such Excess Shares and the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such dividend or distribution, such dividend or distribution shall be paid by such Restricted Person to the Trustee of such Trust upon the demand of such Trustee. If (A) any dividend or other distribution (upon liquidation or otherwise) is authorized with respect to any Excess

Shares held in a Trust, (B) the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such dividend or distribution and (C) such transfer has been discovered prior to the payment of such dividend or distribution, then such dividend or distribution shall be paid, when due, to the Trustee of such Trust. Any dividend or distribution so paid to the Trustee of such Trust shall be held in trust for distribution to the Charitable Beneficiary of such Trust in accordance with the provisions of this Section 7 of Article IX.
          (v) Notwithstanding any of the provisions of this Article IX, the Corporation shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders and preparing lists of stockholders entitled to receive dividends or other distributions (upon liquidation or otherwise).
     (c) Sale of Excess Shares by Trustee. (i) The Trustee of a Trust, within twenty (20) days of its receipt of written notice from the Corporation (or its transfer agent) that Excess Shares have been transferred into such Trust, shall sell such Excess Shares to a U.S. Citizen (including, without limitation, the Corporation) designated by the Trustee; provided, however, that any such Trustee shall not be required to effect any such sale or sales within any specific time frame if, in the Corporation’s sole discretion, such sale or sales would disrupt the market for shares of Class A Common Stock or otherwise adversely affect the value of the shares of Class A Common Stock or the Corporation, itself. Upon any such sale of Excess Shares, the Trustee shall distribute the proceeds of such sale of such Excess Shares (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust) to such Charitable Beneficiary, and to the one or more Restricted Persons with respect to such Excess Shares, as provided in the applicable provisions of this Section 7(c) of Article IX and Sections 7(d) and (e) of this Article IX.
          (ii) In the event that (x) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7(c)(i) of this Article IX was a Proposed Transferee at the time of the transfer of such Excess Shares into the Trust and (y) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article IX, equal to the lesser of (A) the price paid by such Restricted Person for such Excess Shares or, if such Restricted Person did not give value for the Excess Shares in connection with the Proposed Transfer of such Excess Shares to such Restricted Person (e.g., in the case of a gift, devise or other similar transaction), the Fair Market Value of such Excess Shares on the date of such Proposed Transfer (the applicable price, the “Proposed Transfer Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Shares.
           (iii) In the event that (x) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7(c)(i) of this Article IX was a Disqualified Person at the time of the transfer of such Excess Shares into the Trust and (y) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article IX, equal to the lesser of (A) the Fair Market Value of such Excess Shares on the date of the Status Change of such Restricted Person that resulted in the transfer of such Excess Shares into the Trust (the “Status Change Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Shares.
          (iv) In the event that (x) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7(c)(i) of this Article IX was a Disqualified Recipient at the time of the transfer of such Excess Shares into the Trust and (y) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article IX, equal to the lesser of (A) the price paid by such Restricted Person for such Excess Shares or, if such Restricted Person did not give value for the Excess Shares in connection with the original issuance of such Excess Shares to such Restricted Person, the Fair Market Value of such Excess Shares on the date of such original issuance (the applicable price, the “Deemed Original Issuance Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Shares.
          (v) In the event that, prior to the discovery by the Corporation (or its transfer agent) that any Excess Shares have been automatically transferred into a Trust pursuant to Section 6(a) of this Article IX, any such Excess Shares are sold by the Restricted Person, then (A) such Excess Shares shall be deemed to have been sold by such Restricted Person on behalf of the Trust and (B) to the extent that such Restricted Person received consideration for the sale of such Excess Shares that exceeds the amount that such Restricted Person would have been entitled to receive pursuant to this Section 7(c) of Article IX if such Excess Shares had been sold by the Trustee of such Trust on the date of the sale of such Excess Shares by such Restricted Person, such excess amount shall be paid to the Trustee, upon the demand of the Trustee, for distribution to the Charitable Beneficiary of such Trust.
     (d) Corporation’s Right to Purchase Shares Transferred into a Trust. The Trustee of a Trust shall be deemed to have offered all Excess Shares that have been transferred into such Trust for sale to the Corporation at a price for such Excess Shares equal to the lesser of (A) the Fair Market Value of such Excess Shares on the date that the Corporation accepts such offer and (B) the Proposed Transfer Price, Status Change Price or Deemed Original Issuance Price, as the case may be, of such Excess Shares. The Corporation shall have the right to accept such offer until the Trustee has sold (or been deemed to have sold) such Excess Shares pursuant to Section 7(c) of this Article IX. Upon any such sale of Excess Shares to the Corporation, the Restricted Person with respect to such Excess Shares shall receive the proceeds of such sale (net of broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article IX.
     (e) Additional Payment-Related Provisions. (i) In the event of the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7(c) or (d) of this Article IX, such Trustee, in its sole discretion, may reduce the amount payable to the Restricted Person with respect to such Excess Shares pursuant to such Section by the sum of the amounts of the dividends and distributions described in Section 7(b)(iv) of this Article IX received by such Restricted Person with respect to such Excess Shares that the Restricted Person has not paid over to the Trustee.
          (ii) In the event of the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7(c) or (d) of this Article IX, such Trustee shall promptly pay to the Charitable Beneficiary of the Trust, an amount equal to (A) the remaining proceeds of such sale, net of (1) broker’s commissions and other selling expenses, applicable taxes and other costs and expenses of such Trust and (2) the amount paid by the Trustee to the Restricted Person with respect to such Excess Shares pursuant to this Section 7 of Article IX and (B) the amount of any dividends or other distributions (upon liquidation or otherwise) with respect to such Excess Shares held by the Trust, net of taxes and other costs and expenses of such Trust.
     (f) Termination of Charitable Beneficiary’s Interest. Upon the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7(c) or (d) of this Article IX and the payment of the related amount (if any) to the Charitable Beneficiary of the Trust pursuant to Section 7(e)(ii) of this Article IX, such Charitable Beneficiary’s interest in such Excess Shares shall terminate.
     8. Redemption of Stock. (a) If the automatic transfer of any Excess Shares into a Trust pursuant to Section 6(a) of this Article IX would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the Ownership by Non-U.S. Citizens of shares of Class A Common Stock from exceeding the Maximum Permitted Percentage, then, in lieu of such automatic transfer into such Trust, the Corporation, by action of the Board of Directors, in its sole discretion, shall have the power (but not the obligation) to redeem, unless such redemption is not permitted under the General Corporation Law of the State of Delaware or other provisions of applicable law, any such Excess Shares.
     (b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 8 of Article IX are so redeemed by the Corporation at its option and beginning on the first Excess Share Date, (i) the Restricted Persons Owning such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares and (ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares. Full voting rights shall be restored to any shares of Class A Common

Stock that were previously deemed to be Excess Shares, and any dividends or other distributions (upon liquidation or otherwise) with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, the Board of Directors determines that such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 8(c)(iii) of this Article IX); provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 8 of Article IX.
     (c) The terms and conditions of redemptions by the Corporation of Excess Shares under this Section 8 of Article IX shall be as follows:
     (i) the redemption price (the “Redemption Price”) to be paid for any Excess Shares shall be an amount equal to (A) the lesser of (x) the Fair Market Value of such Excess Shares as of the Redemption Date and (y)(1) in the case of a Proposed Transfer, the Proposed Transfer Price of such Excess Shares, (2) in the case of a Status Change, the Status Change Price of such Excess Shares or (3) in the case of a Deemed Original Issuance, the Deemed Original Issuance Price of such Excess Shares, minus (B) any dividends and distributions which were received by such Restricted Person with respect to such Excess Shares prior to and including the Redemption Date instead of being paid into an escrow account in accordance with Section 8(b)(ii) of this Article IX;
          (ii) the Redemption Price shall be paid either in cash (by bank or cashier’s check) or by the issuance of Redemption Notes, as determined by the Board of Directors in its sole discretion;
          (iii) written notice of the date of redemption (the “Redemption Date”) together with a letter of transmittal to accompany certificates, if any, evidencing shares of Class A Common Stock that are to be surrendered for redemption shall be provided by first class mail, postage prepaid, mailed not less than ten (10) days prior to the Redemption Date to each Restricted Person, at such person’s last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such person) (the “Redemption Notice”);
     (iv) the Redemption Date (for purposes of determining right, title and interest in and to shares of Class A Common Stock being selected for redemption) shall be the later of (A) the date specified in the Redemption Notice given to a Restricted Person (which date shall not be earlier than the date such notice is given) and (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust or set aside for the benefit of such Restricted Person;
     (v) each Redemption Notice shall specify (A) the Redemption Date (as determined pursuant to Section 8(c)(iv) of this Article IX), (B) the number of Excess Shares to be redeemed from such Restricted Person (and, to the extent such Excess Shares are certificated, the certificate number(s) evidencing such Excess Shares),

(C) the Redemption Price and the manner of payment thereof, (D) the place where or the Person to whom certificates (if such Excess Shares are certificated) for such shares are to be surrendered for cancelation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates, if any, and the completion of the accompanying letter of transmittal and (F) the fact that all right, title and interest in respect of such Excess Shares so selected for redemption (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;
     (vi) from and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, any voting rights or rights to receive dividends or other distributions (upon liquidation or otherwise)) shall cease and terminate, such Excess Shares shall no longer be deemed to be outstanding (and may either be cancelled or held by the Corporation as treasury stock) and the Restricted Person who Owns such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest;
     (vii) upon surrender of the certificates, if any, for the Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form as specified in the Redemption Notice), the Restricted Person who Owned such Excess Shares shall be entitled to payment of the Redemption Price. In the event that fewer than all the Excess Shares represented by such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares of Class A Common Stock not redeemed without cost to the Restricted Person who Owned such shares;
     (viii) on the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares subject to redemption were paid into an escrow account in accordance with Section 8(b) of this Article IX, then the escrow agent for such escrow account shall promptly pay to a Charitable Organization designated by the Corporation, an amount equal to the amount of such dividends or other distributions, net of any taxes and other costs and expenses of such escrow agent; and
     (ix) such other terms and conditions as the Board of Directors may determine.
     9. Severability. Each provision of this Article IX is intended to be severable from every other provision of this Article IX. If any one or more of the provisions contained in this Article IX is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article IX shall not be affected, and this Article IX shall be construed as if the provision held to be invalid, illegal or unenforceable had never been contained therein.
     10. NYSE Transactions. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system for so long as shares of Class A Common Stock are listed on the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system if the listing conditions of such securities exchange or automated inter-dealer quotation system applicable to shares of Class A Common Stock prohibit such preclusion. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.
ARTICLE X
Amendments to the
Certificate of Incorporation and Bylaws
     1. Amendments to the Certificate of Incorporation. The Corporation reserves the right to amend or repeal any provisions of this Certificate of Incorporation in the manner now and hereafter prescribed by this Certificate of Incorporation or applicable law.
     2. Adoption, Amendment and Repeal of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation on this the 13th day of October, 2009.

/s/ Quintin V. Kneen
Quintin V. Kneen
Incorporator